Exhibit 10.7

DATED 21 MAY 2014
FINCAR FLEET B.V. AS LESSOR AVIS BUDGET AUTOVERHUUR B.V. AS LESSEE AND CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK AS FLEETCO SECURITY AGENT
MASTER DUTCH FLEET LEASE AGREEMENT

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44.	Governing Law	43
45.	Jurisdiction	43
46.	Rescission or Nullification of this Agreement	44
	Schedule 1 Form of Purchase Offer and Lease Request	45
	Schedule 2 Condition Precedent Documents	53

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THIS MASTER DUTCH FLEET LEASE AGREEMENT (the "Agreement") is made on 21 May 2014
BETWEEN

(1)
FINCAR FLEET B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its official seat (statutaire zetel) in Amsterdam, The Netherlands, and its office at Rapenburgerstraat 175B, 1011 VM Amsterdam, The Netherlands, registered with the Dutch Trade Register of the Chamber of Commerce under number 55 22 77 32 (the "Lessor" or "Dutch FleetCo");

(1)
AVIS BUDGET AUTOVERHUUR B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its official seat (statutaire zetel) in Amsterdam, The Netherlands, and its office at Louis Armstrongweg 4, 1311 RK Almere, The Netherlands, registered with the Dutch Trade Register of the Chamber of Commerce under number 33 12 90 79 (the "Lessee" or "Dutch Opco"); and

(2)	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK in its capacity as security trustee for the Dutch FleetCo Secured Parties (the "FleetCo Security Agent"),
(each, a "Party" and, together, the "Parties").
INTRODUCTION:

(A)	The Lessee has purchased or will purchase, subject to certain conditions being satisfied, Vehicles from certain Vehicle Manufacturers and Vehicle Dealers.

(B)
The Lessee proposes to sell its existing Vehicles and any Vehicles that it will purchase from time to time from the Vehicle Manufacturers and Vehicle Dealers to the Lessor under the Master Dutch Fleet Purchase Agreement.

(C)	The Lessor has agreed to lease the Vehicles to the Lessee under this Agreement on the terms and subject to the conditions set out in this Agreement.

(D)
The Lessee will use Vehicles leased to it for its vehicle rental business located in The Netherlands for use primarily within such jurisdiction and ancillary purposes, and is permitted to sub‑lease Vehicles, on the terms and subject to the limits and conditions set out in this Agreement.

(E)
The Lessor will enter into a central servicing agreement (the "Central Servicing Agreement") with Avis Finance Company Limited ("FinCo") pursuant to which FinCo will agree to act as central servicer (the "Central Servicer") to provide certain administrative services to the Lessor in respect of, amongst other things, the Vehicles as further described in the Central Servicing Agreement.

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THE PARTIES AGREE as follows:
SECTION A
DEFINITIONS AND INTERPRETATION

1.	DEFINITIONS

1.1	Defined terms

1.1.1
Unless otherwise defined in this Agreement or the context requires otherwise, capitalised words and expressions used in this Agreement have the meanings ascribed to them in the Master Definitions Agreement dated 5 March 2013 and entered into by, amongst others, the Issuer, the Issuer Security Trustee and the Transaction Agent (as the same may be amended, restated, varied or supplemented from time to time) (the "Master Definitions Agreement"). Terms used in this Agreement including such terms defined in the Master Definitions Agreement but referred to in this Agreement shall be interpreted under Dutch law when referred to in this Agreement.

1.1.2	In this Agreement the following definition is also used:
"Related Rights" means, in respect of a Vehicle all rights present and future, actual and contingent of Dutch Opco against the relevant Vehicle Manufacturer or Vehicle Dealer (as applicable) arising out of, or in connection with, any covenants, undertakings, representations, warranties and guarantees in favour of Dutch Opco under the relevant Vehicle Purchasing Agreements and all rights present and future, actual and contingent of Dutch Opco against the relevant Vehicle Manufacturer under law.

2.	INTERPRETATION

2.1	Construction of words
The provisions of clause 2 (Principles of Interpretation and Construction) of the Master Definitions Agreement shall apply herein as if set out in full herein as if references to "this Agreement" were to this Agreement.

2.2	Inconsistencies with other Transaction Documents
If there is any inconsistency between the definitions given in this Agreement and those given in the Master Definitions Agreement or any other Transaction Document, the definitions set out in this Agreement will prevail.

2.3	Principles of law
If any obligations of a Party or provisions of this Agreement are subject to or contrary to any mandatory principles of applicable law, compliance with such obligations and/or provisions of this Agreement shall be subject to such mandatory principles (or waived) to the extent necessary to be in compliance with such law.

2.4	Meaning of "sub‑lease"

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In this Agreement, the term "sub‑lease" means any underlease, sub‑lease, licence, mandate or rental agreement in relation to the use of a Vehicle between the Lessee, as lessor, and sub‑lessee (or equivalent), as lessee.
Where a Dutch legal term has been used herein, such Dutch legal term (and not the English legal term or concept to which it relates) shall be authoritative for the purpose of construction.

3.	COMMON TERMS

3.1	Incorporation of Common Terms
The Common Terms shall be incorporated by reference into this Agreement except for clause 12 (Confidentiality) and clause 27 (Non‑Petition and Limited Recourse) of the Framework Agreement which shall not be incorporated herein.

3.2	Conflict with Common Terms
If there is any conflict between the Common Terms as incorporated by reference into this Agreement and the other provisions of this Agreement, the provisions of the incorporated Common Terms shall prevail to the fullest extent permitted by applicable law. For the purpose of this Agreement the Common Terms shall be governed, read and construed in accordance with Dutch law.

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SECTION B
LEASE

4.	REQUEST FOR LEASE

4.1	Purchase Offer and Lease Request

4.1.1	The Lessee may from time to time, at its sole discretion, send a Purchase Offer and Lease Request to the Lessor copied to the Central Servicer, the FleetCo Security Agent and the Transaction Agent.

4.1.2
Each Purchase Offer and Lease Request shall be made in the form as attached in Schedule 1 (Form of Purchase Offer and Lease Request) hereto and shall specify the Vehicle Manufacturer or Vehicle Dealer, the model, the model year, the expected date of delivery to the Lessee's premises and the number of Vehicles that the Lessee wishes to lease.

4.2	Purchase of Vehicles and agreement to lease

4.2.1
If the Lessor, in its absolute discretion, accepts a Purchase Offer and Lease Request from the Lessee, the Lessee shall lease as from the relevant Lease Commencement Date the Vehicles so purchased subject to and in accordance with the terms set out in this Agreement.

4.2.2
The Lessor undertakes for the benefit of the FleetCo Security Agent that it shall not accept any Purchase Offer and Lease Request received after the occurrence of a Master Lease Termination Event where such Master Lease Termination Event has not been waived or remedied to the satisfaction of the Lessor and the FleetCo Security Agent.

4.2.3
If the Lessor does not or cannot accept a Purchase Offer and Lease Request, it shall promptly notify the Lessee in writing thereof (with a copy to the Central Servicer) provided that the Lessor shall incur no Liability whatsoever if it does not or cannot accept a Purchase Offer and Lease Request.

4.3	Amendment and cancellation of Purchase Offer and Lease Request

4.3.1
Subject to sub‑clause 4.3.2 and Clause 6.3 (Indemnity), and provided that no Master Lease Termination Event has occurred and is continuing, the Lessee may at any time and at its sole discretion, amend or cancel any of the Purchase Offer and Lease Request it has delivered to the Lessor in accordance with Clause 4.1 (Purchase Offer and Lease Request).

4.3.2
If the Lessee proposes to cancel or amend any of the Purchase Offer and Lease Request in accordance with sub‑clause 4.3.1, it shall send a notice in writing to the Lessor, copied to the Central Servicer, by no later than the relevant Lease Commencement Date identifying the Purchase Offer and Lease Request concerned and specifying the amendments and/or cancellation it proposes to make to that Purchase Offer and Lease Request. The Lessor may accept such amendment or cancellation as soon as reasonably practicable following receipt

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of the corresponding proposal from the Lessee. Any such amendment or cancellation agreed between the Lessor and the Lessee will affect the entire Individual Purchase and Lease Agreement as set out in the Master Dutch Fleet Purchase Agreement.

5.	LEASE TERM
The term of the lease granted hereunder in relation to any Vehicle shall be the applicable Lease Term and each Vehicle leased hereunder will be leased by the Lessor to the Lessee with effect from the relevant Lease Commencement Date, subject to and in accordance with the terms of this Agreement, including satisfaction of the conditions precedent set out in Clause 6.1 (Conditions precedent to lease) in relation to the relevant Vehicle.

6.	CONDITIONS TO LEASE

6.1	Conditions precedent to lease

6.1.3	The agreement of the Lessor to lease any Vehicle to the Lessee hereunder is subject to:

(a)
all conditions precedent listed in sub‑clause 6.1.2 being satisfied provided that such conditions precedent shall be deemed satisfied pursuant to sub-clause 6.2.1 or waived (with or without conditions) by the Lessor and the FleetCo Security Agent on the delivery of a duly completed and executed Purchase Offer and Lease Request;

(b)
all conditions precedent listed in sub‑clause 6.1.2 being satisfied provided that such conditions precedent shall be deemed satisfied pursuant to sub‑clause 6.2.1 or waived (with or without conditions) by the Lessor and the FleetCo Security Agent on the relevant Lease Commencement Date; and

(c)
receipt by the Lessor and the FleetCo Security Agent of the documents listed in Schedule 2 (Condition Precedent Documents) prior to or on the date of this Agreement, in each case, in a form satisfactory to the Lessor and the FleetCo Security Agent.

6.1.4	For the purposes of sub‑clauses 6.1.1(a) and 6.1.1(b), the conditions precedent are:

(a)	no Master Lease Termination Event shall have occurred and be continuing or would result from the delivery of such Purchase Offer and Lease Request or leasing of such Vehicle;

(b)	the Master Lease End Date has not occurred;

(c)	the relevant Vehicle is an Eligible Vehicle; and

(d)	the representations and warranties in Clause 23 (Representations and Warranties) are true and correct in all material respects by reference to

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the facts and circumstances existing at the time when such representations and warranties are made.

6.2	Representation and warranty as to conditions precedent

6.2.1	The Lessee hereby agrees that:

(a)
on each day that it submits a Purchase Offer and Lease Request, the Lessee represents and warrants to the Lessor that the conditions precedent referred to in sub‑clause 6.1.1(a) are fulfilled unless written notice to the contrary is provided by the Lessee to the Lessor and the FleetCo Security Agent prior to the date on which the representation and warranty is made; and

(b)
on each Lease Commencement Date, the Lessee represents and warrants to the Lessor that the conditions precedent referred to in sub‑clause 6.1.1(b) are fulfilled unless written notice to the contrary is provided by the Lessee to the Lessor and the FleetCo Security Agent prior to the date on which the representation and warranty is made.

6.3	Indemnity
The Lessee shall indemnify the Lessor in respect of any Liabilities which the Lessor may suffer in circumstances where the Lessor has executed a Purchase and Lease Confirmation following the receipt of a Purchase Offer and Lease Request and (i) the Lessee has cancelled or amended the aforementioned Purchase Offer and Lease Request in accordance with Clause 4.3 (Amendment and cancellation of Purchase Offer and Lease Request) and/or (ii) the Lessor has accepted a Purchase Offer and Lease Request but subsequently is made aware of a Master Lease Termination Event and rejects such request, and/or (iii) a lease is not entered into by the date on which the Lessor pays the Dutch Onward Purchase Price for such Vehicle or Vehicles (including, without limitation, where a lease is not entered into because the conditions precedent in Clause 6.1 (Conditions precedent to lease) are not satisfied).

7.	DELIVERY OF VEHICLES

7.1
The Lessor shall deliver (or procure the delivery of) the relevant Vehicles which are the subject of a Purchase Offer and Lease Request to the drop location specified by the Lessee to the Lessor before such delivery and such delivery (and any subsequent transportation to the premises of the Lessee) shall be at the Lessee's expense (and the Lessee shall promptly reimburse the Lessor for such costs and expenses upon receipt of an invoice from the Lessor in respect of the same) to the extent that such costs have not been included in the Capitalised Cost of such Vehicle.

7.2
In addition, all deliveries to be made in accordance with this Clause 7 shall be made (i) together with the keys and all relevant title and registration documentation in its possession (or in possession of any of its agent appointed for this purpose) relating to the relevant Vehicle; and (ii) free and clear of any Security Interest (other than (a) any retention of title provided pursuant to the relevant Vehicle Dealer Buy Back Agreement, Vehicle Manufacturer Buy Back Agreement, Vehicle Dealer Purchase Agreement or

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Vehicle Manufacturer Purchase Agreement (if applicable) and (b) any Security Interest created under or pursuant to a Dutch FleetCo Dutch Right of Pledge).

7.3
The Lessor shall not be responsible for any Liabilities (including any loss of profit) arising from any delay in the delivery of, or failure to deliver, any Vehicle to the Lessee pursuant to any Purchase Offer and Lease Request.

8.	USE OF VEHICLES AND SUB‑LEASING

8.1	Use of Vehicles

8.1.1	During the Lease Term of a Vehicle, the Lessee may use the Vehicles for the following purposes:

(d)
without prejudice to the conditions in paragraph (b) to (e), in the ordinary course of the Lessee's vehicle rental business or for the use by the Lessee's employees in activities related to such business;

(e)	to use as a Service Vehicle;

(f)
to sub‑lease to persons, other than Affiliates of the Avis Europe Group established in The Netherlands, for use in the ordinary course of such persons' own vehicle rental business, or for the use by such persons' employees in activities related to such business; or

(g)
to sub‑lease to Affiliates of the Avis Europe Group established in The Netherlands for use by such Affiliates in their own businesses or by its employees in their personal activities or activities related to such business in The Netherlands; or

(h)
to sub‑lease to Affiliates of the Avis Europe Group or third parties located in a jurisdiction other than The Netherlands for use by such Affiliates or third parties in their own businesses or by their employees in their personal activities or activities related to such business.

8.1.2
to the extent that the Lessee intends to use the Vehicles for any purposes other than those set out in the above sub‑clause 8.1.1, the Lessee will only be able to use Vehicles for such other purposes after obtaining prior written consent from the Lessor and the FleetCo Security Agent.

8.2	Conditions to Sub‑leases

8.2.1
The Lessee shall ensure that the Vehicles used as Service Vehicles pursuant to sub‑clause 8.1.1(b) and/or sub‑leased pursuant to sub‑clause 8.1.1(c) to 8.2.2(e) shall at all times comply with the Concentration Limits.

8.2.2
The Lessee may only grant a sub‑lease under Clause 8.1 (Use of Vehicles) unless the following conditions (or, in the case of sub‑leases to be granted under sub‑clause 8.1.1(a) or 8.1.1(b), subject only to the conditions specified in paragraphs (a), (b) and (f)) are satisfied at the time such sub‑lease is entered into:

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(a)	the sub‑lease must not conflict in any material respect with a lease granted to the Lessee under this Agreement;

(b)
the lease term of the sub‑lease of any Vehicle may not extend beyond the Lease Term applicable to such Vehicle (which for the avoidance of doubt shall not exceed 12 months) and the sub‑lease shall terminate upon termination of this Agreement;

(c)	the sub‑lease documentation shall expressly:

(i)
acknowledge the Lessor's ownership of the Vehicles and (where applicable) that security over the Vehicles has been granted in favour of the FleetCo Security Agent (and shall not result in a change of registration of the ownership of the Vehicles or a change of registration at the registry in the Relevant Jurisdiction of the Lessee to a different registry);

(ii)	be stated to be subject to the Lessor's rights in respect of the Vehicles (including a right of inspection consistent with Clause 9 (Non‑disturbance and Access)); and

(iii)	acknowledge the Lessor's right of repossession;

(d)	in the case of a sub‑lease granted pursuant to sub‑clause 8.1.1(c) or 8.1.1(d), the Vehicles are sub‑leased to persons established in The Netherlands;

(e)
the sub‑lease shall not permit any further sub‑leasing other than in the ordinary course of the relevant sub‑lessor's own vehicle rental business or the use by such sub‑lessor's employees in activities related to such businesses provided that where an Affiliate of the Group to which the Lessee has sub‑leased a Vehicle pursuant to sub‑clause 8.1.1(d) or 8.1.1(e) wishes to sub‑lease such Vehicle to a third party for use by such third party's own vehicle rental business or for use by such third party's employees in activities related to such business (i) such further sub‑lease shall comply with the conditions specified in sub‑clause 8.2.2 (or in the case of sub‑leases granted under sub‑clause 8.1.1(a) or 8.1.1(b), only the conditions specified in sub‑clauses 8.2.2(a), (b) and 8.2.2(f)), and (ii) the relevant Vehicle is further sub‑leased to a person located in the same jurisdiction as the relevant Affiliate or the Lessee;

(f)
no sub‑lease shall involve any transfer of title or proprietary interest in the Vehicle and the sub‑lease shall not in any way discharge or diminish any of the Lessee's obligations to the Lessor under this Agreement and the Lessee shall remain primarily liable for the performance of all its obligations under this Agreement to the same extent as if such sub‑lease had not occurred, including any re‑registration requirements (if any) arising from termination or expiry of the sub‑lease;

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(g)	no Master Lease Termination Event has occurred and is continuing or would result from the sub‑leasing of the Vehicle;

(h)
to the knowledge of the Lessee at the time of the granting of the sub‑lease or at the time of the undertaking by the Lessee to grant the sub‑lease, no Insolvency Event exists in respect of the sub‑lessee; and

(i)	to the knowledge of the Lessee the sub‑lease shall not render any of the FleetCo Transaction Documents to which the Lessor is a party illegal.

8.2.3	The Lessee shall deliver a copy of the sub‑lease documentation to the FleetCo Security Agent (with a copy to the Transaction Agent) as soon as practicable after such agreement has been entered into.

9.	NON‑DISTURBANCE AND ACCESS

9.1
The Lessor undertakes that, provided that there is no Master Lease Termination Event which has occurred and is continuing and subject to Clause 29.2 (Repossession of Vehicles), it shall not, through its own acts, interfere with the possession and use of a Vehicle leased to the Lessee hereunder for so long as the Lessee or any sub‑lessee possesses such Vehicle in accordance with the terms of this Agreement.

9.2
If a Master Lease Termination Event is continuing and is not remedied or waived by the Lessor and the FleetCo Security Agent, without prejudice to the Lessor's or the FleetCo Security Agent's rights under Clause 27 (Termination), the Lessor, the FleetCo Security Agent or any professional adviser to the Lessor or the FleetCo Security Agent retains the right, but not the duty, to inspect such Vehicles which are at any of the premises of the Lessee (from time to time) and which have been leased by the Lessor to the Lessee during normal business hours without disturbing the ordinary conduct of the Lessee's business and subject to reasonable advance notice. The Lessor, FleetCo Security Agent and their advisors or agents shall not incur any liability or obligation by reason of making or not making any such inspection.

10.	NATURE OF LEASE
The Lessee and the Lessor acknowledge that the relationship between the Lessor and the Lessee pursuant to this Agreement shall be only that of a lessor and a lessee and that any lease of Vehicles granted pursuant to this Agreement shall be a lease governed by Dutch law and title to the Vehicles will at all times remain with the Lessor or the FleetCo Security Agent. The Lessee shall not acquire by virtue of this Agreement any rights in, or option to purchase any Vehicles leased to it whatsoever other than (i) the right of possession and use as provided by this Agreement and any lease granted pursuant hereto and (ii) subject to the provisions of the Master Dutch Fleet Purchase Agreement, the right to repurchase the Vehicles from the Lessor.

11.	TRANSFER OF RISK
As of the relevant Lease Commencement Date, and until the later of (i) the Lease Expiration Date or (ii) such time at which the Lessee and the relevant sub‑lessee (if any) no longer possesses such Vehicle and the risk of loss, damage, theft, taking, destruction,

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attachment, seizure, confiscation or requisition with respect to such Vehicle has been transferred to any third party, the Lessee assumes and bears (as between the Lessor and the Lessee) the risk of loss, damage, theft, taking, destruction, attachment, seizure, confiscation or requisition with respect to such Vehicle, however caused or occasioned, and all other risks and liabilities relating to the Vehicle.

12.	LESSEE'S UNCONDITIONAL OBLIGATIONS

12.1	Obligation to pay Rent
The Lessee's obligation to pay all Rent and other sums hereunder shall be absolute and unconditional and shall not be subject to any contingency whatsoever, including without limitation:

12.1.1
any abatement, recoupment or other right which either party may have against each other, set‑off, counterclaim, deduction or reduction for any reason whatsoever (save where such deduction or reduction is required under any Requirement of Law in which case Clause 19 (Tax Gross‑Up) shall apply);

12.1.2
the unavailability of the Vehicle for any reason, including delayed or late delivery from the Lessee in its capacity as seller under the Master Dutch Fleet Purchase Agreement, any lack or invalidity of title or any other defect in title, merchantability, fitness for purpose, condition, design, or operation of any kind or nature of the Vehicle, or the ineligibility of the Vehicle for any particular use, or for registration or documentation under the laws of any relevant jurisdiction, or the destruction of, or damage to, the Vehicle;

12.1.3	any failure or delay on the part of any party hereto, whether with or without fault on its part, in performing or complying with any further terms or conditions of this Agreement;

12.1.4	any Insolvency Event in relation to the Lessor or the Lessee;

12.1.5
any failure on the part of any sub‑lessee to perform or comply with any of the terms of any sub‑lease arrangement entered into with the Lessee (including, without limitation, any failure to pay rent under such sub‑lease arrangement);

12.1.6	any lack of due authorisation of or other invalidity in relation to this Agreement;

12.1.7	any damage to, removal, abandonment, salvage, loss, theft, scrapping or destruction of or any requisition or taking of the Vehicles or any part thereof;

12.1.8	any restriction, prevention or curtailment of or interference with any use of the Vehicles or any part thereof;

12.1.9	any change, waiver, extension, indulgence or other action or omission in respect of any obligation or liability of the Lessee or the Lessor;

12.1.10	any failure on the part of the Lessor or the Lessee to perform or comply with any of the terms hereof or of any other agreement;

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12.1.11	any invalidity or unenforceability of a part of this Agreement or any provision of any thereof, in each case whether against or by the Lessee or otherwise;

12.1.12	any insurance premiums payable by the Lessee with respect to the Vehicles; or

12.1.13	the provisions of a Master Lease Termination Notice.

12.2	No termination etc.
The Lessee waives all rights now or hereafter conferred by law or otherwise to terminate this Agreement or to have it nullified, or to any diminution or reduction of Rent or other amounts payable by the Lessee hereunder.

12.3	Payments by Lessee final
All payments made by the Lessee hereunder shall be final, absent manifest error and the Lessee shall not seek to recover any such payment or any part thereof for any reason whatsoever.

12.4	Survival of obligation to pay Rent
If for any reason whatsoever this Agreement or any lease of a Vehicle shall be terminated in whole or in part by operation of law or otherwise (other than in accordance with Clause 27 (Termination)), the Lessee shall nonetheless pay an amount equal to all Rents and all other amounts due hereunder in respect of any Vehicles which were subject to a lease hereunder at the time and in the manner that such payments would have become due and payable under the terms of this Agreement as if this Agreement and/or that lease had not been terminated in whole or in part until the relevant Lease Expiration Date in respect of such Vehicles has occurred. All covenants and agreements of the Lessee herein shall continue to be performed at its costs, expense and risk unless expressly otherwise stated herein.

12.5	Lessee's rights and remedies
Subject to Clause 31 (No Representation or Warranty by Lessor), nothing in this Clause will be construed to limit the Lessee's rights and remedies in the event of the Lessor's breach of its warranty of quiet enjoyment set forth in Clause 9 (Non‑disturbance and Access) or, subject to Clause 33 (Non‑Recourse), to limit the Lessee's rights and remedies to pursue in a court of law any claim it may have against the Lessor or any other person.

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SECTION C
PAYMENT TERMS

13.	RENT

13.1	Payment of Rent
The Lessee shall pay to the Lessor in respect of the Related Month on each Lease Payment Date following the Lease Determination Date and on a Master Lease End Date:

13.1.1	the Base Rent accrued and payable; and

13.1.2	the Variable Rent payable,
in relation to each Vehicle leased by the Lessee from the Lessor under this Agreement.

13.2	Accrual and Payment of Rent
The Base Rent will accrue on a daily basis from the Lease Commencement Date of such Vehicle and the Variable Rent will accrue from the Lease Commencement Date in respect of the relevant Vehicle until, in the case of both Base Rent and Variable Rent, and subject to the other terms of this Agreement, the Lease Expiration Date of such Vehicle.

13.3	Rent after termination
After a Master Lease End Date, Rent shall continue to accrue (in the case of Base Rent) and be payable until the Vehicle is returned to the Lessor or to its order in accordance with Clause 29.2 (Repossession of Vehicles).

14.	CASUALTIES AND INELIGIBLE VEHICLES

14.1	Notification by Lessee and Casualty Payment
If a Vehicle which is the subject of a lease hereunder suffers a Casualty or becomes an Ineligible Vehicle, the Lessee shall promptly after such event:

14.1.1	notify the Central Servicer and the Lessor in writing thereof; and

14.1.2
pay to the Lessor the Casualty Payment in respect of such Vehicle within seven (7) Business Days of such Vehicle suffering a Casualty or becoming an Ineligible Vehicle, plus VAT, if and to the extent applicable.

14.2	Termination of lease due to Casualty

14.2.1
Following receipt by the Lessor of the full amount of a Casualty Payment in respect of a Vehicle, the Lessor shall be obliged to re‑sell such Vehicles to the Lessee according to the Master Dutch Fleet Purchase Agreement. Upon such re‑sale to the Lessee the Lease Expiration Date will occur in respect of such Vehicle.

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14.2.2
The Lessee shall continue to pay Base Rent and Variable Rent on the days and in the amount required under this Agreement notwithstanding that the relevant Vehicle has suffered a Casualty or has become an Ineligible Vehicle up to (and including) the Business Day immediately preceding the Lease Expiration Date for such Vehicle.

14.3	Proceeds of insurance claim
Subject to Clause 14.4 (Compliance), in the event that the Lessor is entitled to any indemnity arising from and does make a claim under an Insurance Policy in respect of a Vehicle that has suffered a Casualty, the Lessee shall be entitled to the net proceeds of recovery (if any) after deducting (i) any Casualty Payments due but unpaid by the Lessee (if any) in respect of such Vehicle and (ii) any reasonable costs and expenses incurred by the Lessor in making such recovery. The Lessor shall, as soon as reasonably practicable following receipt, pay such net proceeds to the Lessee.

14.4	Compliance
The Lessor shall not be required to comply with any of its obligations under this Clause 14 unless and until the Lessee complies with its obligations under this Agreement provided that the Lessor shall be entitled to assume that the Lessee has complied with its obligations under this Agreement unless the Lessor has actual knowledge to the contrary.

15.	FEES, TRAFFIC PENALTIES AND FINES

15.1	Payments of fees, penalties and fines etc. by the Lessee
Notwithstanding the fact that the Lessor is the owner of a Vehicle, the Lessee shall be responsible for the payment of (and shall indemnify the Lessor against) all:

15.1.3
vehicle excise duty, periodical motor vehicle tax (motorrijtuigenbelasting), heavy-duty truck taxes (belasting zware motorrijtuigen), passenger cars and motorised vehicle tax (belasting van personenauto's en motorrijwielen, or 'BPM') and any other applicable registration fees, title fees, licence fees or other similar governmental fees and taxes;

15.1.4	costs and expenses incurred in connection with the transfer of title, or annotation of the title register or document to reflect the interests of chargeholders;

15.1.5	premiums relating to any of the Insurance Policies under Clause 22.5 (Insurance); or

15.1.6	traffic summonses, penalties, judgments and fines incurred,
and any other fees, penalties, fines and similar payments in respect of any Vehicle leased under this Agreement incurred or imposed during the relevant Lease Term (or, where a Vehicle is a Casualty or an Ineligible Vehicle, for so long as the Lessor holds title to such Vehicle), all such amounts being "Traffic Fines and Penalties". The Lessee is responsible for such Traffic Fines and Penalties, in each case, whether such payment is

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due and payable during such Lease Term or after such Lease Term has expired, to any Governmental Authority or pursuant to any Requirement of Law with respect to such Vehicles and which are notified to the Lessee (whether by the Lessor or a third party) or of which the Lessor is otherwise aware are due to be paid and which the owner of such Vehicle is legally obliged to pay until the date on which Programme Vehicles are redelivered by the Lessee to the Vehicle Manufacturers and/or Vehicle Dealers or the Non‑Programme Vehicles are sold by the Lessee to other third party purchasers. Where the Traffic Fines and Penalties are incurred or imposed and notified to the Lessee by any Governmental Authority or any party other than the Lessor, the Central Servicer or the FleetCo Security Agent, the Lessee shall notify the Lessor, the Central Servicer and the FleetCo Security Agent promptly. In the event that the Lessee makes any payment in accordance with the terms of this Clause 15 which relates to a period that exceeds the Lease Term of the relevant Vehicle (the "Excess Payment"), the Lessee will not be entitled to make any claim against the Lessor for the refund of the Excess Payment or effect any set off of sums due and owing to the Lessor from the Lessee in respect of the same.

15.2	Payment during Related Month
The Lessee shall pay to the Lessor on each Lease Payment Date (or, if earlier, the Business Day preceding the date by which such payment is due and payable under a Requirement of Law), an amount equal to the sum of all Traffic Fines and Penalties referred to in Clause 15.1 (Payments of fees, penalties and fines etc. by the Lessee) owed by the Lessee to the Lessor during the Related Month (to the extent that the Lessee has not paid already).

16.	VOLUME PREMIUM
In consideration for the volume of Vehicles the Lessee may rent hereunder (and to the extent that such amounts have been received by the Lessor from the Vehicle Manufacturer and/or Vehicle Dealers and are not included in the Vehicle's Capitalised Cost), the Lessor agrees to pay to the Lessee, as a volume premium (the "Volume Premium") an amount equal (and limited) to any such amounts as the Vehicle Manufacturers and Vehicle Dealers may pay to the Lessor and which constitute or reflect any bonus, rebates, credit or similar incentive relating to Vehicles delivered by the Lessor and leased to the Lessee in accordance with the terms of this Agreement. The Lessee agrees that the Lessor shall pay to the Lessee any Volume Premium on the Business Day following actual receipt of the corresponding amounts from the Vehicle Manufacturers and/or Vehicle Dealers out, and within the limit, of such amounts.

17.	PREPAYMENTS AND LATE PAYMENTS

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17.1	Prepayment
Notwithstanding Clause 13.1 (Payment of Rent), on any date, the Lessee may at its option pay to the Lessor any rent or other payment (in whole or in part) in advance of the relevant Lease Payment Date (including making a payment of Variable Rent to satisfy an obligation of Dutch FleetCo to pay the Charge Costs in respect of a Vehicle) to the extent that such Rent or other payments have accrued or will have accrued on or before the next Lease Payment Date.

17.2	Consequences of late payment

17.2.1
If the Lessee fails to pay any amount due and payable by it under this Agreement on its due date, without prejudice to any other remedies of the Lessor, default interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate equal to, 1 per cent. during the period of non‑payment.

17.2.2	Any default interest accrued under this Clause 167 shall be payable on any Lease Payment Date by the Lessee or on demand by the Lessor or the FleetCo Security Agent.

17.2.3
Default interest (if unpaid) arising on an overdue amount will be compounded and capitalised with the overdue amount at the end of each period applicable to that overdue amount but will remain immediately due and payable.

18.	PAYMENT MECHANICS

18.1	Calculations
All determinations of Rent (including for this purpose only, any other amounts payable by the Lessee to the Lessor (including Casualty Payments, Traffic Fines and Penalties and Redesignation Amounts)) on any Lease Payment Date or any other date in accordance with the terms of this Agreement will be notified by the Lessor or the Central Servicer to the Lessee in writing by no later than the Lease Determination Date immediately prior to such Lease Payment Date or, where a payment is due on a date other than a Lease Payment Date, the Business Day preceding such date. The notice shall include a statement of the total aggregate amount due and payable by the Lessee to the Lessor on such Lease Payment Date or due date and a description of the amounts payable by the Lessee.

18.2	Timing of payments
The Lessee shall ensure that all payments of Rent and other amounts to be paid by the Lessee to the Lessor hereunder shall be payable for same day value (in the Relevant Jurisdiction in which the Lessee is incorporated) on the relevant due date to the Dutch FleetCo Dutch Transaction Account.

18.3	Business Days

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Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

18.4	Currency of account
EUR is the currency of account and payment for any sum due from one party to another under this Agreement.

18.5	Set‑off
The Lessee shall not be entitled to set‑off any sums payable under this Agreement against any sums payable to it by the Lessor unless otherwise specified in this Agreement.

18.6	Aggregation of amounts
The Lessor shall aggregate the Rent due (and unpaid) on all Vehicles, together with any other amounts due to the Lessor.

18.7	Application of payments
All payments made to the Lessor under this Agreement (irrespective of the nature of the obligation in respect of which they are paid by the Lessee) shall be applied by the Lessor against Rent and any other amounts due and payable hereunder in the order determined by the Lessor.

19.	TAX GROSS‑UP

19.1	The Lessee shall make all payments to be made by it under this Agreement without any Tax Deduction, unless a Tax Deduction is a Requirement of Law.

19.2
The Lessee shall, promptly upon becoming aware that it is required to make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Lessor, the FleetCo Security Agent and the Transaction Agent accordingly.

19.3
If the Lessee is required by law to make a Tax Deduction, the amount of the payment due by the Lessee shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due to the payee if no Tax Deduction had been required.

19.4
If the Lessee is required to make a Tax Deduction, the Lessee shall make that Tax Deduction and account to the relevant Tax Authority for such amount within the time allowed and in the minimum amount required by law.

19.5
Within thirty (30) days of making either a Tax Deduction and/or accounting for such amount to the relevant Tax Authority, the Lessee shall deliver to the Lessor, the FleetCo Security Agent and the Transaction Agent evidence reasonably satisfactory to the Lessor that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant Tax Authority.

20.	VAT AND STAMP TAXES

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20.1	Sums payable exclusive of VAT
All sums or other consideration set out in this Agreement or otherwise payable or provided by any party to any other party pursuant to this Agreement shall be deemed to be exclusive of any VAT which is or becomes chargeable on any supply or supplies for which such sums or other consideration (or any part thereof) are the whole or part of the consideration for VAT purposes.

20.2	Payment of amounts in respect of VAT
Where, pursuant to the terms of this Agreement, any party (the "Supplier") makes a supply or renders a service to any other party (the "Recipient") for VAT purposes and VAT is or becomes chargeable on such supply (being VAT for which the Supplier is required to account to the relevant Tax Authority): (i) where the Supplier is the Lessor, the Recipient shall pay to the Supplier (in addition to and at the same time as paying any other consideration for such supply) a sum equal to the amount of such VAT, and the Supplier shall, following receipt of such sum and (unless otherwise required by law) not before, provide the Recipient with a valid VAT invoice in respect of such supply, and (ii) where the Supplier is the Lessee, the Recipient shall, following receipt from the Supplier of a valid VAT invoice in respect of such supply, pay to the Supplier (in addition to any other consideration for such supply) a sum equal to the amount of such VAT. If the reverse charge mechanism applies to a supply or service, then the Recipient will settle the VAT liability with the competent tax authorities and the Supplier will issue an invoice without VAT but including a statement that the Recipient owes the VAT to the tax authorities; accordingly the Recipient will pay the consideration owed for such service or supply without VAT.

20.3	Costs and expenses
References in this Agreement to any fee, cost, loss, disbursement, commission, damages, expense, charge or other liability incurred by any party to this Agreement and in respect of which such party is to be reimbursed or indemnified by any other party under the terms of, or the amount of which is to be taken into account in any calculation or computation set out in, this Agreement shall include such part of such fee, cost, loss, disbursement, commission, damages, expense, charge or other liability as represents any VAT, but only to the extent that such first party is not entitled to a refund (by way of credit or repayment) in respect of such VAT from any relevant Tax Authority.

20.4	Taxes and other duties
The Lessee shall pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which may be payable on or in connection with this Agreement and shall indemnify the Lessor against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees) which it may incur or may be made against it as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.

21.	INDEMNITIES

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21.1
The Lessee shall pay to the Lessor and/or the FleetCo Security Agent promptly following demand and indemnify the Lessor and/or the FleetCo Security Agent for all expenses (including reasonable legal costs) incurred by the Lessor and/or the FleetCo Security Agent (on its behalf or on behalf of the other FleetCo Secured Parties), as the case may be, (i) in contemplation of, or otherwise in connection with, the enforcement of, preservation of any rights under, this Agreement, or (ii) in respect of any breach of any representation, warranty, covenant, agreement, condition, or stipulation contained in this Agreement, together with interest from the date on which such expenses were incurred to the date of payment (both before and after judgment).

21.2
The Lessee agrees at all times, whether during or after the Lease Term, to pay all costs and expenses of or arising from the matters referred to below and indemnify and hold harmless the Lessor from and against all liabilities relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of:

21.2.1
the age, worthiness, workmanship, materials, manufacture, construction, operation, value, description, suitability, quality, merchantability, fitness for any purpose (including the ability to operate or register any Vehicle or use any Dutch Vehicle Documents in any jurisdictions), state, condition, appearance, safety, durability, design or operation, control and use of any kind or nature of any Vehicle or any part thereof;

21.2.2	defects, whether or not discoverable, known or unknown, apparent or concealed, exterior or interior in respect of any Vehicle or engine; or

21.2.3	the infringement of any patent, trademark, copyright or other intellectual property rights.

21.3
The Lessee shall indemnify the Lessor against any loss or costs incurred by the Lessor (i) in consequence of the Lessee having to make a FATCA Deduction in respect of any payment made to the Lessor under this Agreement, and (ii) in respect of any indemnity payment the Lessor itself is required to make to the Issuer pursuant to clause 11.3 of the FleetCo Dutch Facility Agreement.

21.4
The indemnities in this Clause 21 shall not extend to Liabilities to the extent that such Liabilities would not have arisen or been suffered or incurred, but for the failure of the Lessor (and not the Central Servicer acting on its behalf) to perform, or the breach by such parties of, any obligations in this Agreement or any wilful misconduct or gross negligence of such parties, except to the extent that such failure or breach is caused by the breach by the Lessee of any of its obligations under this Agreement.

21.5
All indemnities in this Agreement are given on an after‑tax basis, which shall mean that any party liable to make a payment under an indemnity ("Party A") shall pay such amount (the "Payment") to the other party ("Party B") and shall ensure that Party B is, so far as is practically possible, restored to the same position as it would have been in had the matter giving rise to Party A's obligation to make the Payment not arisen and, accordingly, the amount of the Payment shall take into account (inter alia) (a) the amount of any deduction against profits (or tax) arising to Party B which results from the matter

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giving rise to the Payment and (b) whether the Payment is subject to tax in Party B's hands.

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SECTION D
COVENANTS, REPRESENTATIONS AND WARRANTIES

22.	COVENANTS OF THE LESSEE
The Lessee covenants that and undertakes to the Lessor and the FleetCo Security Agent (for itself and on behalf of the Dutch FleetCo Secured Creditors) unless at any time the Lessor shall otherwise expressly consent in writing, it will:

22.1	General covenants

22.1.4	only use the Vehicles for the purposes permitted under Clause 8 (Use of Vehicles and Sub‑Leasing);

22.1.5
obtain (where not already obtained), maintain and comply with all Authorisations required under the Relevant Jurisdictions which are necessary for the Lessee to lease, use, operate and sub‑lease the Vehicles in accordance with its ordinary day‑to‑day rental business activities and perform its obligations hereunder; and

22.1.6
refrain from (i) creating any Security over any Vehicle or (ii) permitting any Security to exist over any Vehicle, in each case other than as effected under the FleetCo Dutch Security Documents and except to the extent this arises as a matter of law;

22.2	Possession of Vehicles
whilst any Vehicle that is a Programme Vehicle owned by the Lessor which is in the possession of the Lessee and until such Vehicle has been returned to the Lessor or to its order in accordance with Clause 29 (Return and Redelivery of Vehicles), not take or omit to take any action which would cause the Lessor to cause a breach of the undertakings and obligations of the Lessor under the relevant Vehicle Dealer Buy Back Agreement or Vehicle Manufacturer Buy Back Agreement in respect of that Vehicle;

22.3	Covenants as to Vehicles

22.3.1	not knowingly use any Vehicle for any unlawful purpose;

22.3.2
until each Vehicle has been redelivered in accordance with Clause 29 (Return and Redelivery of Vehicles) ensure that all maintenance and repairs to keep each Vehicle which has been delivered to the Lessee hereunder in good working order and condition are undertaken at the expense of the Lessee including:

(a)
where required under the Vehicle Manufacturer Buy‑Back Agreements and/or Vehicle Dealer Buy‑Back Agreements, using only spare parts and servicing arrangements approved by the Vehicle Manufacturer and/or Vehicle Dealer and, when required by the relevant Vehicle Manufacturer and/or Vehicle Dealer, returning each Vehicle only to an authorised Vehicle Manufacturer and/or Vehicle Dealer facility or the applicable Vehicle Manufacturer's and/or Vehicle Dealer's authorised warranty stations for warranty work;

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(b)
where required under the Vehicle Manufacturer Buy‑Back Agreements and/or Vehicle Dealer Buy‑Back Agreement, using only spare parts and servicing arrangements (in accordance with the Vehicle Manufacturers instructions and when required by the relevant Vehicle Manufacturer in the case of Non‑Programme Vehicles, returning each Vehicle only to an authorised Vehicle Manufacturer and/or Vehicle Dealer facility or the applicable Vehicle Manufacturer's and/or Vehicle Dealer's authorised warranty stations for warranty work;

(c)
if the Vehicle is recalled by a Vehicle Manufacturer and/or Vehicle Dealer for any modification or warranty work to be performed in respect of such Vehicle by such Vehicle Manufacturer and/or Vehicle Dealer, in the Lessee's reasonable sole discretion, returning the Vehicle or procuring the return of the Vehicle to an authorised Vehicle Manufacturer and/or Vehicle Dealer facility or the applicable Vehicle Manufacturer's and/or Vehicle Dealer's authorised warranty work station and procuring the performance of the relevant warranty work or modification;

(d)	paying, or causing to be paid, all usual and routine expenses incurred in the use and operation of each Vehicle including, but not limited to, fuel, lubricants, and coolants; and

(e)	not making any material alterations (other than through repairs carried out in accordance with paragraphs (a), (b) and (c) above) to the Vehicle without the prior consent of the Lessor.
Any improvements or additions to a Vehicle will become and will remain the property of the Lessor, except that any addition to a Vehicle made by the Lessee will remain the property of the Lessee if they can be disconnected from a Vehicle and are so disconnected from the Vehicle prior to the date on which the Lessee has redelivered the relevant Vehicle in accordance with Clause 29 (Return and Redelivery of Vehicles), in each case without impairing the functioning of such Vehicle or its resale value;

22.4	Reporting

22.4.1
deliver to each of the Lessor and the FleetCo Security Agent simultaneously with the delivery of the Annual Financial Statements, a certificate of a director of the Lessee stating whether, to the knowledge of a director, there exists on the date of the certificate any condition or event which then constitutes a Potential Master Lease Termination Event or Master Lease Termination Event, and, if any such condition or event exists, specifying the nature and period of existence thereof and the action the Lessee is taking and/or proposes to take with respect thereto;

22.4.2
promptly after becoming aware thereof, give notice of the occurrence of any Potential Master Lease Termination Event or Master Lease Termination Event to the Lessor and the FleetCo Security Agent, together with a written statement of an authorised officer of the Lessee describing such event and the action that the Lessee proposes to take with respect thereto; and

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22.4.3
promptly after becoming aware thereof and having made due enquiry, give notice in writing of the occurrence of any Vehicle Manufacturer Event of Default to each of the Lessor, the Transaction Agent and the FleetCo Security Agent;

22.5	Insurance

22.5.1
arrange for the following insurances to be effected and maintained (or verify their respective existence in case they exist from case to case without additional insurance by the Lessee, e.g. by virtue of cover under a credit card by a customer) until the Master Lease End Date for the Lessor, for itself and, to the extent each or either of them is required to do so for any other person in each case arising out of the use of any vehicle at or above any applicable minimum limits of indemnity/liability as a Requirement of Law and consistent with past practice of the Lessee or otherwise prudent industry practice:

(a)
insurance cover which is a Requirement of Law, and, even if not so required by law, insurance protecting against liability in respect of bodily injury or death caused to third parties (the insurance specified in this paragraph (a), the "Motor Third Party Liability Cover"); and

(b)
in accordance with applicable law, insurance protecting against loss or damage to property belonging to third parties (the insurance specified in this paragraph (b), the "Motor Third Party Property Damage Liability Cover", and together with the Motor Third Party Liability Cover, the "Insurance Policies" and each an "Insurance Policy"), in each case with reputable licensed insurance companies or underwriters acceptable to the FleetCo Security Agent and ensure that the Lessor is entitled to directly claim under such Insurance Policies;

22.5.2
on or prior to the Initial Dutch Funding Date, and then (i) on an annual basis (on each anniversary date of the execution of this Agreement) and (ii) on any date on which a new policy is entered into by the Lessee in substitution of, or in supplement to any existing insurance policy, provide the Lessor with a certificate delivered by the insurer to ascertain that the insurance policy in relation to the Leased Vehicles is in full force and effect, together with a complete copy of the relevant insurance policy;

22.5.3
upon knowledge of the occurrence of an event giving rise to a claim under any of the Insurance Policies, arrange for a claim to be filed with the relevant insurance company or underwriters and provide assistance in attempting to bring the claim to a successful conclusion, in accordance with the terms of the applicable insurance arrangement;

22.5.4
ensure that the Insurance Policies are renewed or (as the case may be) replaced in a timely manner and shall pay premiums promptly and in accordance with the requirements of the relevant Insurance Policy;

22.5.5	notify the Lessor, the FleetCo Security Agent and the Transaction Agent of any material changes, variations or cancellations of insurance policy made or, to the

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knowledge of the Lessee, threatened or pending to either the Lessee's or the Lessor's insurance coverage under any of the Insurance Policies;

22.5.6
not to take or omit to take any action which would entitle the relevant insurer to cancel an Insurance Policy or avoid a claim (although it is, for the avoidance of doubt, not required to prevent double‑insurance);

22.5.7	promptly notify the Lessor, the FleetCo Security Agent and the Transaction Agent of:

(a)	any notice of threatened cancellation or avoidance of any of the Insurance Policies received from the relevant insurer; and

(b)	any failure to pay premiums to the insurer or broker in accordance with the terms of any such Insurance Policies;

22.5.8
procure that the insurer promptly notifies directly the Lessor and the Transaction Agent of (i) any default of payment by it of any amounts due to the insurer, including any insurance premium and (ii) any termination of an insurance policy of suspension of any relevant guarantee;

22.5.9
indemnify the Lessor for the amount of any premium and any liabilities incurred in relation to replacement of the relevant Insurance Policy or payment of premiums due by the Lessor, as the case may be (and such indemnity shall be immediately due and payable by the Lessee) if (i) any of the Insurance Policies are not kept in full force and effect, and/or the Lessee fails to pay any premiums thereunder, and (ii) the Lessor exercises its right to replace the relevant Insurance Policy or to pay the premiums due (if permitted under the relevant Insurance Policy);

22.5.10
ensure that no provision is contained in any insurance policy entered into by the Lessee which would render the Lessor liable for any unpaid premium or could render the Lessor liable to the insurer in relation to the insurance excess in the event the Lessee does not comply with any of its obligations under such policy;

22.5.11
retain custody of the original Insurance Policy documents and any correspondence regarding claims in respect of any of the Insurance Policies affecting the Lessor and shall supply the Lessor, the FleetCo Security Agent and the Transaction Agent with copies of (i) the Insurance Policy documents, and (ii) upon request, details of any claim which may have a Material Adverse Effect on the Lessor;

22.5.12
comply, and use reasonable endeavours to ensure that any Affiliate to which a vehicle has been sub‑leased pursuant to this Master Dutch Lease Agreement and any sub‑contractor, if any and to the extent required, complies, with the terms and conditions of the Insurance Policies, and shall not consent to, or voluntarily permit any act or omission which might invalidate or render unenforceable the whole or any part of the Insurance Policies; and

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22.5.13
in respect of the Motor Third Party Property Damage Liability Cover, if such insurance is obtained through a placing broker (or such placing broker is replaced with another), use reasonable endeavours to obtain a letter of undertaking in respect thereof;

22.6	Registration of Vehicles

22.6.1
procure (with the co‑operation of the Lessor, where required) and at its expense, the registration of the Lessee as the holder of the Vehicles in accordance with the Lessee's usual practice as a holder during the relevant Lease Term, within any applicable time limits for such registration; and

22.6.2
if requested by the Lessor, co‑operate in the registration of any other person as owner or holder of any Vehicle following the applicable Lease Expiration Date or following the Master Lease End Date except where such Vehicle has become a Casualty or an Ineligible Vehicle and title has been transferred to the Lessee;

22.7	Obligation to maintain Records/Access
provided that any Dutch Vehicle Documents are kept with the Lessee, the Lessee shall maintain all Dutch Vehicle Documents and, where permitted under the Vehicle Manufacturer Purchase Agreement or Vehicle Dealer Purchase Agreement, allow the relevant Vehicle Manufacturer, Vehicle Dealer or their agents access to such records;

22.8	Maintenance of Dutch Vehicle Documents

22.8.1
keep or procure that the Dutch Vehicle Documents are kept in safe custody either on its premises or with third parties who provide the service of keeping custody of such Dutch Vehicle Documents, provided that, in the latter case, the Lessee shall direct that any such third parties to allow the Lessor, the FleetCo Security Agent, the Issuer Security Trustee, the Transaction Agent and the relevant Vehicle Manufacturer, Vehicle Dealers or their agents access the Dutch Vehicle Documents;

22.8.2
maintain an up to date record of custodians of Dutch Vehicle Documents and inform the Lessor, the FleetCo Security Agent, the Issuer Security Trustee and the Transaction Agent of the location or locations at which the Dutch Vehicle Documents are kept (including in circumstances where custody is retained by a Sub‑contractor) and promptly notify the Lessor, the FleetCo Security Agent and the Transaction Agent of any changes to such location effected from time to time; and

22.8.3
ensure that the Dutch Vehicle Documents are kept in such manner as to ensure each is uniquely identifiable and distinguishable, by a reference number, from the records and other documents which relate to other agreements which are held by or on behalf of the Lessee;

22.9	Access to records

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permit, subject to any Requirement of Law, the Lessor and (following the occurrence of a Master Lease Termination Event) the FleetCo Security Agent, the Issuer Security Trustee, the Transaction Agent and any other person reasonably nominated by the Lessor and (following the occurrence of a Master Lease Termination Event) the FleetCo Security Agent, the Issuer Security Trustee and the Transaction Agent at any time during normal business hours upon reasonable notice to have access to, and take copies of, the Dutch Vehicle Documents and the Records provided that such documents are kept with the Lessee;

22.10	Records of payments and correspondence

22.10.1	keep and maintain in Computer Readable Form a daily record:

(a)
on a Vehicle by Vehicle basis, of the amounts paid by and to each Vehicle Manufacturer or Vehicle Dealer, any amount due by or to a Vehicle Manufacturer or Vehicle Dealer and the balance from time to time outstanding on a Vehicle Manufacturer or Vehicle Dealer's account; and

(b)	of all correspondence with Vehicle Manufacturers and Vehicle Dealers;
each in a manner which is consistent with the relevant Transaction Documents to which the Lessor is a party and as may be necessary to enable the Lessee to perform its obligations under this Agreement; and

22.10.2
calculate in accordance with Clause 18.1 (Calculations) all amounts of Rent and any other amounts payable by the Lessee under this Agreement, and shall, no later than the Lease Determination Date immediately prior to the Lease Payment Date upon which such payment is due or, where a payment is due on a date other than a Lease Payment Date, the Business Day preceding such date, provide a copy of such calculations to the Central Servicer and the Lessor for its records;

22.11	Sub‑Lessee Bankruptcy
in the event of a bankruptcy of a sub‑lessee, Dutch Opco which is lessor (and party to the sub‑lease with such sub‑lessee) shall immediately use its best efforts to recover any Vehicles subject of such sub‑lease in accordance with its usual recovery policy;

22.12	Landlord's Lien
Use its best efforts to take all necessary steps in order to discharge any lien or pledge created in favour of a vehicle garage which is in possession of any Vehicle in relation to any maintenance work.

23.	REPRESENTATIONS AND WARRANTIES
The Lessee represents and warrants to the Lessor, and the FleetCo Security Agent (for itself and on behalf of the Dutch FleetCo Secured Creditors) on the Dutch Accession Date, on each Lease Payment Date, on the date of submission of a Purchase Offer and Lease Request (including the date of submission of an amendment or cancellation

25

thereto) and on each Lease Commencement Date, with reference to the facts and circumstances then existing, that:

23.1	Status
it is a legal entity duly incorporated in The Netherlands and validly existing under the laws of The Netherlands;

23.2	Binding obligations
subject to the Reservations, the obligations expressed to be assumed by it in this Agreement and each lease of a Vehicle are legal, valid, binding and enforceable obligations;

23.3	Non‑conflict with other obligations
the entry into and performance by it of this Agreement and the transactions contemplated hereby do not and will not conflict in any material respect with:

23.3.4	subject to the Reservations, any existing law or regulation applicable to it in each case in such manner which would be materially prejudicial to the interests of the Lessor;

23.3.5	its constitutional documents; and

23.3.6	any agreement or instrument binding upon it or any of its assets in such manner or to such extent as to have or be reasonably likely to have a Material Adverse Effect in respect of the Lessee;

23.4	Power and authority

23.4.14
it has the power, authority and capacity to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of this Agreement as well as the transactions contemplated hereby; and

23.4.15	it has the power to own its assets and carry on its business as it is being conducted;

23.5	Validity and admissibility in evidence

23.5.3	subject to the Reservations, all Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations hereunder; and

(b)	to make this Agreement admissible in evidence in The Netherlands, have been obtained or effected (save for, in the case of (b) that admissibility in evidence or a document in any court may require the translation of such document into the language used at such court which might be different from the language of such document) and are in full force and effect, provided that such Authorisations are only required to the extent that failure to obtain or effect those

26

Authorisations has or is reasonably likely to have a Material Adverse Effect in respect of the Lessee;

23.5.4
all Authorisations necessary for the conduct of its business, trade and ordinary activities have been obtained or effected and are in full force and effect provided that such Authorisations are only required to the extent that failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect in respect of the Lessee;

23.6	Governing law and enforcement

23.6.1	subject to the Reservations, the choice of Dutch law as the governing law of this Agreement will be recognised and enforced in The Netherlands;

23.6.2	subject to the Reservations, any judgment obtained in relation to this Agreement in The Netherlands will be recognised and enforced in The Netherlands; and

23.6.3	its centre of main interests (as that term is used in Article 3(1) of the Council of the European Union Regulation No. 1316/2000 on Insolvency Proceedings) is located in The Netherlands;

23.7	Solvency
no Insolvency Event has occurred in relation to the Lessee;

23.8	Ownership of the Lessee
it is a wholly‑owned subsidiary of Avis (Europe) Holdings Limited;

23.9	Pari passu ranking
its payment obligations under this Agreement will rank at least pari passu with the claims of all its unsecured and unsubordinated creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws or other provisions of equivalent effect;

23.10	No Default

23.10.1	unless otherwise notified in writing to the Lessor and the FleetCo Security Agent, no Potential Master Lease Termination Event or Master Lease Termination Event has occurred and is continuing;

23.10.2	unless notified in writing to the Lessor and the FleetCo Security Agent, to the best of its knowledge and belief, no Event of Default has occurred in respect of the Lessee;

23.11	Insurances
neither the Insurance Policies nor any part thereof are subject to any Security save for any Security granted pursuant to the relevant FleetCo Security Documents; and

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23.12	Lease Term
if an Eligible Vehicle is a Programme Vehicle (and remains so designated), the Lease Term in respect of such Vehicle does not exceed the Programme Maximum Term for such Vehicle.

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SECTION E
REDESIGNATION, TERMINATION AND RETURN OF FLEET

24.	REDESIGNATION EVENTS

24.1	Redesignation of Programme Vehicles as Non‑Programme Vehicles

24.1.3	If the Lessee determines or becomes aware that:

(c)
a Programme Vehicle that ceases to fall within sub‑paragraph (b) of the definition of "Eligible Vehicle" and/or ceases to satisfy the remaining conditions of that definition (including in circumstances where it is ineligible for repurchase under the relevant Vehicle Manufacturer Buy‑Back Agreement or Vehicle Dealer Buy‑Back Agreement); or

(d)
a Programme Vehicle cannot otherwise be returned to the relevant Vehicle Manufacturer and/or Vehicle Dealer (as the case may be) under the relevant Vehicle Manufacturer Buy‑Back Agreement or Vehicle Dealer Buy‑Back Agreement,

the Lessee shall promptly redesignate such Programme Vehicle as a Non‑Programme Vehicle in accordance with Clause 26 (Redesignation Mechanics).

24.1.4
If the Lessee determines, in the case of a Programme Vehicle which the Lessee is not obliged to sell within a specified period to a Vehicle Manufacturer and/or Vehicle Dealer under the terms of the applicable Vehicle Manufacturer Buy‑Back Agreement or Vehicle Dealer Buy‑Back Agreement, that it does not wish to sell such Vehicle to the Vehicle Manufacturer and/or Vehicle Dealer from whom the Vehicle was purchased, the Lessee may redesignate such Programme Vehicle as a Non‑Programme Vehicle, subject to such redesignation not resulting in a breach of the terms of the relevant Vehicle Manufacturer Buy‑Back Agreement and Vehicle Dealer Buy‑Back Agreement (as applicable).

24.2	Redesignation of Programme Vehicles as Non‑Programme Vehicles due to Vehicle Manufacturer Event of Default
If a Vehicle Manufacturer Event of Default occurs, the Lessee shall promptly upon becoming aware of the same redesignate all Programme Vehicles expected to be repurchased by the relevant Vehicle Manufacturer and/or Vehicle Dealer (as the case may be) under a Programme as Non‑Programme Vehicles.

24.3	Redesignation of Non‑Programme Vehicles as Programme Vehicles
If the Lessee:

24.3.16
has redesignated a Programme Vehicle as a Non‑Programme Vehicle in accordance with Clause 24.1 and the Lessee subsequently determines or becomes aware that the circumstances referred to in that Clause have ceased or are found not to have applied at the relevant time; or

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24.3.17
redesignated a Programme Vehicle as a Non‑Programme Vehicle in accordance with Clause 24.2 (Redesignation of Programme Vehicles as Non‑Programme Vehicles due to Vehicle Manufacturer Event of Default) and the relevant Vehicle Manufacturer Event of Default is capable of being and is subsequently cured; or

24.3.18
determines that it wishes to sell a Non‑Programme Vehicle eligible to be purchased under a Vehicle Manufacturer Buy‑Back Agreement or Vehicle Dealer Buy‑Back Agreement to the relevant Vehicle Manufacturer or Vehicle Dealer, the Lessee may redesignate all such relevant Non‑Programme Vehicles as Programme Vehicles.

25.	LIMITATIONS ON REDESIGNATION
The Lessee may not redesignate any Vehicle in accordance with Clause 26 (Redesignation Mechanics) other than in circumstances specified in Clause 24 (Redesignation Events).

26.	REDESIGNATION MECHANICS

26.1	Notification by Lessee
Within 5 (five) Business Days of redesignating a Vehicle in accordance with Clause 24 (Redesignation Events), the Lessee shall notify the Lessor and the Central Servicer in writing thereof and provide information to the Lessee, the FleetCo Security Agent and the Central Servicer showing the revised Depreciation Charge per calendar month taking into account the new estimated repurchase price in respect of such Vehicle to enable the Central Servicer to prepare an updated Intra‑Month Central Servicer Report pursuant to the terms of the Master Framework Agreement.

26.2	Payment of Redesignation Amounts by Lessee or reduction of Base Rent

26.2.5
If during the period starting on (but excluding) a Lease Determination Date and ending on (and including) the following Lease Determination Date any Vehicles are redesignated in accordance with Clauses 24.1 (Redesignation of Programme Vehicles as Non‑Programme Vehicles), 24.2 (Redesignation of Programme Vehicles as Non‑Programme Vehicles due to Vehicle Manufacturer Event of Default) and/or 24.3 (Redesignation of Non‑Programme Vehicles as Programme Vehicles), the Lessee shall calculate on such later Lease Determination Date the aggregate of all Redesignation Amounts applicable to all Vehicles that have been redesignated during the aforementioned period (the "Aggregate Redesignation Amount") and notify the Lessor and the Central Servicer of such Aggregate Redesignation Amount in accordance with Clause 18.1 (Calculations).

26.2.6
If the Aggregate Redesignation Amount is a positive amount, the Lessee shall pay to the Lessor such Aggregate Redesignation Amount on the Lease Payment Date immediately following such aforementioned Lease Determination Date.

26.2.7	Unless a Master Lease Termination Event has occurred and has not been remedied to the satisfaction of, or waived by, the FleetCo Security Agent, if the Aggregate

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Redesignation Amount is a negative amount, the Lessor shall, on the Lease Payment Date immediately following such aforementioned Lease Determination Date reduce the Base Rent payable on that date in relation to each Vehicle by an amount equal to the multiple of: (a) such Aggregate Redesignation Amount (treated for this purpose as a positive number) multiplied by (b) the quotient obtained by dividing (i) the Base Rent calculated for the Vehicle to which such Base Rent relates on such Lease Determination Date prior to reduction and payable on the immediately following Lease Payment Date by (ii) the aggregate Base Rents calculated on such Lease Determination prior to reduction and payable on the immediately following Lease Payment Date for all Vehicles leased under this Agreement to the Lessee during the Related Month (provided that a Base Rent shall not be reduced to an amount less than zero).

27.	TERMINATION

27.1	Termination of this Master Dutch Fleet Lease Agreement
Subject to a Master Lease End Date not having occurred and subject to sub‑clause 27.4.1, this Agreement shall remain in full force and effect until the date on which all Vehicles leased hereunder together with the Dutch Vehicle Documents are redelivered in accordance with Clause 29 (Return and Redelivery of Vehicles).

27.2	Termination by notification
If any of the following events (each a "Master Lease Termination Event") occur:

27.2.4	a Master Lease Payment Default occurs under this Agreement;

27.2.5	an Insolvency Event occurs with respect to the Lessee;

27.2.6
the failure, in any material respect, of the Lessee to maintain, or cause to be maintained, any insurance required to be maintained by it under Clause 22.5 (Insurance) and such default continues for more than fourteen (14) days after the earlier of the date written notice thereof is delivered by the Lessor or the FleetCo Security Agent to the Lessee or the Lessee has actual knowledge thereof;

27.2.7
the failure of the Lessee to observe or perform any covenant, condition, agreement or provision under this Agreement, where such default would, or would reasonably be expected to, have a Material Adverse Effect and such default continues for more than thirty (30) Business Days after the earlier of the date written notice is delivered by the Lessor (with the consent of the FleetCo Security Agent) to the Lessee or the Lessee has actual knowledge thereof;

27.2.8
if any representation or warranty made or repeated by the Lessee in this Agreement is inaccurate or incorrect or is breached or is false or misleading as of the date of the making thereof or when repeated or deemed to be repeated; or any schedule, certificate, financial statement, report, material notice or other material in writing furnished by or on behalf of the Lessee to the Lessor or the FleetCo Security Agent is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified, or the circumstance

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or condition in respect of which such representation, warranty or writing was inaccurate, incorrect, breached, false or misleading (as the case may be) would, or would reasonably be expected to, have a Material Adverse Effect and has not been eliminated or otherwise cured within thirty (30) Business Days after the earlier of the date written notice thereof is delivered by the Lessor (with the consent of the FleetCo Security Agent) or by the FleetCo Security Agent to the Lessee or the Lessee has actual knowledge thereof;

27.2.9
this Agreement (or any material terms hereof) cease to be in full force and effect or proceedings (of whatever nature) are commenced by the Lessee to establish the invalidity or unenforceability of this Agreement (or any material terms hereof) or any lease of Vehicles hereunder where such invalidity or unenforceability would, or would reasonably be expected to, have a Material Adverse Effect and has not been eliminated or otherwise cured within five (5) Business Days after the earlier of the date on which written notice thereof is delivered by the Lessor (with the consent of the FleetCo Security Agent) or by the FleetCo Security Agent, to the Lessee or the Lessee has actual knowledge thereof; or

27.2.10	a FleetCo Enforcement Notice is served on the Lessor following a FleetCo Event of Default in accordance with the relevant Transaction Documents, then, the Lessor (with the consent of the FleetCo Security Agent) or the FleetCo Security Agent may or in the case of a Master Lease Termination Event described in sub‑clause 27.2.7, shall give the other parties hereto written notice (a "Master Lease Termination Notice") that such event has occurred upon which a Master Lease End Date shall occur.

27.3	Consequences of Master Lease End Date
If a Master Lease End Date occurs:

27.3.4	the Lessee's right to lease Vehicles and all leases of Vehicles hereunder shall terminate automatically without the need for any further action by the Lessor or the FleetCo Security Agent;

27.3.5	the Lessee shall not be able to lease additional Vehicles from the Lessor in accordance with Clause 5 (Lease Term);

27.3.6
all accrued and unpaid Rent and all other payments accrued but unpaid under this Agreement shall automatically, without further action by the Lessor or the FleetCo Security Agent become immediately due and payable;

27.3.7
the Lessee shall pay to the Lessor and the FleetCo Security Agent on demand all costs and expenses incurred by the Lessor and the FleetCo Security Agent in connection with the recovery of any Vehicles (together with the relevant Dutch Vehicle Documents) which have been sub‑leased by the Lessee and, as the case may be, further sub‑leased by such sub‑lessee in each case in accordance with Clause 8 (Use of Vehicles and Sub‑Leasing) where the Lessee fails to return such Vehicles in accordance with Clause 29 (Return and Redelivery of Vehicles); and

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27.3.8	each party's accrued rights and obligations hereunder at the date of termination are unaffected but, subject to sub‑clause 27.4.1 each party's further rights and obligations shall cease immediately;

27.4	Miscellaneous termination provisions

27.4.1
Clauses 6.3, 14.1, 15.1, 20, 21, 27.3, 28, 31, 31, 32, 33, 35, 38, 42, 43, sub‑clauses 27.4.1 and 27.4.2 and those clauses the survival of which is necessary for the interpretation or enforcement of this Agreement, shall survive termination of this Agreement in accordance with Clause 27.1 and shall continue in full force and effect.

27.4.2
If the Lessee fails to comply with any of its obligations under this Agreement, the Lessor and/or the FleetCo Security Agent may, without being in any way obliged or responsible for doing so and without prejudice to the ability of the Lessor or the FleetCo Security Agent to treat that non‑compliance as a Master Lease Termination Event, effect compliance on the Lessee's behalf, and if the Lessor or the FleetCo Security Agent incurs any expenditure in effecting such compliance, the Lessor and/or the FleetCo Security Agent shall be entitled to recover such expenditure from the Lessee.

27.4.3	The rights and remedies of the Lessor and the FleetCo Security Agent provided in this Agreement are cumulative and are not exclusive of any rights and remedies provided at law.

28.	REJECTED VEHICLES

28.1	Entitlement to reject
Subject to Clause 28.3 (Rejections after payment for Vehicle), the Lessor will reject any Vehicle delivered to it pursuant to Clause 7 (Delivery of Vehicles) (i) if the Lessee is itself entitled to reject such Vehicle under the relevant Vehicle Manufacturer Agreement or Vehicle Dealer Agreement pursuant to which such Rejected Vehicle was ordered and (ii) subject to the same conditions (to the extent applicable) as to rejection as may be applicable to the Lessee under the relevant Vehicle Manufacturer Agreement or Vehicle Dealer Agreement in respect of such Rejected Vehicle.

28.2	Notification and return to Vehicle Manufacturer and/or Vehicle Dealer
Any notice to reject of a Vehicle under this Clause 28 shall be notified in writing by the Lessee to the Lessor, and the Lessee (on behalf of the Lessor) shall be responsible for returning the Rejected Vehicles directly to the relevant Vehicle Manufacturer and/or Vehicle Dealer or to the order of the other selling parties, in accordance with terms of the relevant Vehicle Manufacturer Agreement or Vehicle Dealer Agreement applicable to such rejection.

28.3	Rejections after payment for Vehicle
Subject to Clause 28.4 (Cessation of accrual of Rent), if the Lessee requests the Lessor to reject a Vehicle after payment for such Vehicle has been made, the rejection shall be

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subject to the condition that the relevant Vehicle Manufacturer and/or Vehicle Dealer agrees (without set off or counterclaim) to repurchase such Vehicle from the Lessor for an amount equal to the Capitalised Cost of such Vehicle at the time of repurchase.

28.4	Cessation of accrual of Rent
Rent shall cease to accrue (and shall not be payable by the Lessee) in respect of a Rejected Vehicle on the date on which the Lessor receives for value and without set off or counterclaim the payment referred to in Clause 28.3 (Rejections after payment for Vehicle) or (in respect of Vehicles which have not been paid for) a successful claim is made in accordance with Clause 28.1 (Entitlement to reject).

28.5	Vehicle Manufacturer's/Vehicle Dealer's warranties
If a Vehicle is covered by a Vehicle Manufacturer’s warranty or a Vehicle Dealer's warranty pursuant to a Vehicle Manufacturer Agreement or a Vehicle Dealer Agreement, the Lessor acknowledges that the Lessee, during the Lease Term for such Vehicle, shall have the right to make any claims under such warranty which the Lessor is entitled to make. For such purposes the Lessor undertakes to issue any confirmation thereof or grant to the Lessee any special proxies or mandate upon first request of the Lessee (without any liability for the Lessor).

29.	RETURN AND REDELIVERY OF VEHICLES

29.1	Redelivery of Vehicles prior to a Master Lease End Date
Prior to a Master Lease End Date, in relation to any Vehicle which has not suffered a Casualty or become an Ineligible Vehicle:

29.1.9
the Lessee (acting on behalf of the Lessor in accordance with clause 6 of the Dutch Master Purchase Agreement) shall, at the Lessee's sole expense, return each Programme Vehicle together with all Dutch Vehicle Documents to the relevant Vehicle Manufacturer and/or Vehicle Dealer or to the nearest related manufacturer official auction site or other facility designated by such Vehicle Manufacturer and/or Vehicle Dealer, within the relevant period allowed for the repurchase for such Programme Vehicle and in accordance with the relevant terms for the return of such Programme Vehicle in the applicable Vehicle Manufacturer Buy‑Back Agreement and/or Vehicle Dealer Buy‑Back Agreement; and

29.1.10
the Lessee shall, at the Lessee's sole expense, return each Non-Programme Vehicle together with all Vehicles Documents to or to the order of the Lessor no later than the last Business Day of the month during which such Non- Programme Vehicle ceases to be an "Eligible Vehicle".

29.2	Return of Vehicles upon Master Lease End Date
Following a Master Lease End Date, the Lessee shall (if it has not already done so) immediately return the Vehicle(s) which were the subject of a lease hereunder (together with all Dutch Vehicle Documents relating to such Vehicle(s)) to such location in the

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Relevant Jurisdiction as the Lessor (with the consent of the FleetCo Security Agent) or as the FleetCo Security Agent shall direct and the Lessee shall promptly provide all assistance reasonably requested by the Lessor to procure the return of the Dutch Vehicle Documents not in its possession.

29.3	Repossession of Vehicles
The Lessee agrees that, in the event that it fails to return Vehicles to or to the order of the Lessor as required under Clause 29.1 (Redelivery of Vehicles prior to a Master Lease End Date) or 29.2 (Return of Vehicles upon Master Lease End Date), as applicable, the Lessor shall notify the FleetCo Security Agent and the Transaction Agent of such failure and the Lessor or the FleetCo Security Agent (or any of their agents acting on their behalf) is entitled to take all steps and/or initiate all actions or recourses (whether judicial or not) which may be available under applicable law in order to re‑possess any Vehicles and/or Dutch Vehicle Documents which have not been redelivered as aforementioned. The Lessor shall inform the FleetCo Security Agent (with a copy to the Transaction Agent) of any such steps, actions and recourses taken and/or initiated by it to repossess the Vehicles and/ or Dutch Vehicle Documents.

29.4	Preparation of Programme Vehicles
Where required under a Vehicle Manufacturer Buy‑Back Agreement or Vehicle Dealer Buy‑Back Agreement, the Lessee shall arrange and pay for any and all costs in connection with the refurbishment (if applicable) and repair of any Programme Vehicle prior to or following the inspection of the Programme Vehicle by the Vehicle Manufacturer and/or Vehicle Dealer in connection with a sale of such Programme Vehicle to the Vehicle Manufacturer and/or Vehicle Dealer.

30.	SALE OF VEHICLES

30.1	Sale of Vehicles by the Lessor
The Lessor has the right (at any time with the consent of the Lessee) to arrange, with the assistance of the Lessee, if it deems it necessary or useful, for the sale of any Vehicle to a third party (if, in the case of Programme Vehicles the sale to such third party is permitted under the relevant Vehicle Dealer Buy Back Agreement or Vehicle Manufacturer Buy Back Agreement), provided that the sale price and any non-return bonus (if any) paid or payable by the relevant Vehicle Manufacturer or Vehicle Dealer to the Lessor in respect of such Vehicle is at least equal to the Net Book Value of the Vehicle.

30.2	Lease Expiration Date
Following the Lease Expiration Date in respect of a Vehicle, to the extent that the occurrence of such Lease Expiration Date is not covered by items (a) or (b) of such definition, the Lessor, or the Lessee on its behalf, shall be entitled to either dispose of such Vehicle or treat such Vehicle as a Non-Eligible Vehicle. For the avoidance of doubt, any costs associated with such a disposal shall not be funded out of the FleetCo Advances ultimately funded by the Senior Noteholders.

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30.3	Sale of Vehicles between FleetCos and Opcos

30.3.3
Unless a Master Lease Termination Event has occurred and has not been remedied (in which case, the following shall not be permitted), (i) the Lessor and (ii) the Lessee or another FleetCo (with the consent of the Lessee) may from time to time agree, in their absolute discretion, for the Lessor to sell to the Lessee or another FleetCo (with the consent of the Lessee) by way of separate agreement any Vehicle (including any Vehicle that has suffered a Casualty) (unless such sale is prohibited under the relevant Vehicle Manufacturer Agreement or Vehicle Dealer Agreement and the relevant Vehicle Manufacturer and/or Vehicle Dealer has not provided its consent) provided that (a) the price of such sale is at least equal to the then market value of such Vehicle (unless the then market value of the relevant Vehicle is lower than the Net Book Value, in which case the sale price shall be the Net Book Value of such Vehicle, plus any penalties (if any) that may arise under the relevant Vehicle Dealer Buy Back Agreement or Vehicle Manufacturer Buy Back Agreement as a result of the Vehicle being sold to a third party) and (b) in the case of a sale of a Vehicle by the Lessor to another FleetCo, the relevant Opco has signed and the relevant FleetCo has accepted a Vehicle Request Notice (as defined in the Master Lease Agreement to which such Opco and FleetCo are parties) in respect of such Vehicle, all conditions precedent to that Vehicle Request Notice have been satisfied in accordance with the terms and conditions of the aforementioned Master Lease Agreement and a Security has been granted over such Vehicle in favour of the FleetCo Security Agent in accordance with the Relevant Transaction Documents to which such FleetCo is party.

30.3.4
Notwithstanding sub-clause 30.3.1, no Vehicle may be sold by the Lessor to another FleetCo, if such Vehicle is expected to, or must be returned to, a Vehicle Manufacturer and/or Vehicle Dealer from whom the Lessor purchased the Vehicle in accordance with a Vehicle Dealer Buy Back Agreement or Vehicle Manufacturer Buy Back Agreement.

30.3.5	A copy of any agreement pursuant to which a Vehicle is sold under this Clause 30.3 will be provided by the Lessee to the FleetCo Security Agent (with a copy to the Transaction Agent).

30.4	Payment of accrued Rent

30.4.1
Notwithstanding the disposal of a Vehicle in accordance with this Clause 30 prior to the end of the Related Month, the Lessee will be required to pay to the Lessor all accrued and unpaid Rent up to the relevant Lease Expiration Date and all other amounts (if any) then due and payable with respect to such Vehicle on the immediately following Lease Payment Date.

30.4.2
Notwithstanding the sale of a Non Programme Vehicle by or on behalf of the Lessor in accordance with the Master Dutch Fleet Purchase Agreement prior to the end of the Related Month, the Lessee will be required to pay to the Lessor all accrued and unpaid Rent up to the relevant Lease Expiration Date and all

36

other amounts (if any) then due and payable with respect to such Vehicle on the immediately following Lease Payment Date.

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SECTION F
MISCELLANEOUS

31.	NO REPRESENTATION OR WARRANTY BY LESSOR

31.1
The Lessee expressly agrees and acknowledges that no condition, warranty or representation of any kind is or has been given by or on behalf of the Lessor in respect of any Vehicle, any engine, or any part of a Vehicle or engine, or any Dutch Vehicle Documents or other documentation, and accordingly the Lessee confirms that it has not, in entering into this Agreement, relied on any condition, warranty or representation by the Lessor or any person on the Lessor's behalf, express or implied, whether arising by law or otherwise in relation to any Vehicle, any engine, or any part of a Vehicle or engine, or any Dutch Vehicle Documents or other documentation, including warranties or representations as to:

31.1.3
the age, worthiness, workmanship, materials, manufacture, construction, operation, value, description, suitability, quality, merchantability, fitness for any purpose (including the ability to operate or register any Vehicle or use any Vehicle's documentation in any or all jurisdictions), state, condition, appearance, safety, durability, design or operation of any kind or nature of any Vehicle or any part thereof, and the benefit or any such condition, warranty or representation by the Lessor is hereby irrevocably and unconditionally waived by the Lessee. No third party making any representation or warranty relating to any Vehicle or any part of any Vehicle is the agent of the Lessor, nor has any such third party authority to bind the Lessor. Nothing contained in this sub‑clause 31.1.1 is intended to prejudice any claims which the Lessee may have against the Vehicle Manufacturer or Vehicle Dealer in respect of any Vehicle or any third party; or

31.1.4	the absence of latent or other defects, whether or not discoverable, known or unknown, apparent or concealed, exterior or interior in respect of any Vehicle or engine; or

31.1.5	the absence of any infringement of any patent, trademark, copyright or other intellectual property rights; or

31.1.6	any implied warranty arising from course of performance, course of dealing or usage of trade.

32.	LIMITATION OF LIABILITY OF LESSOR AND OF THE FLEETCO SECURITY AGENT
To the extent permitted by law, the Lessor and the FleetCo Security Agent will not be liable to the Lessee, the ultimate rental customers of such Lessee, any sub‑lessee or any other person in respect of any cost, loss or damage (consequential or otherwise) arising out of the condition, the use, the operation, the rental, the maintenance, repair, delay or failure in delivery of any Vehicle, or the interruption/suspension of possession, use or quiet enjoyment in respect of any Vehicle.

33.	NON‑RECOURSE

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33.1	Each Party hereto agrees that:

33.1.3
Enforcement of Security: only the FleetCo Security Agent may enforce the Security in respect of Dutch FleetCo in accordance with, and subject to the terms of, the relevant FleetCo Deed of Charge and the relevant FleetCo Security Document, and only the FleetCo Security Agent may institute proceedings against Dutch FleetCo as it may think fit to enforce the rights of the Dutch FleetCo Secured Creditors against Dutch FleetCo, whether the same arise under general law, this Agreement or the other Transaction Documents or otherwise and none of the other Dutch FleetCo Secured Creditors shall be entitled to proceed directly against Dutch FleetCo, unless the FleetCo Security Agent, having become bound to proceed in accordance with the terms of this Agreement, fails or neglects to do so;

33.1.4
Insufficient Recoveries: if, or to the extent that, after the Dutch FleetCo Dutch Secured Property has been as fully as practicable realised and the proceeds thereof (in part in the case of proceeds of the Dutch FleetCo Share Pledge) have been applied in accordance with the applicable FleetCo Priority of Payments, such proceeds are insufficient to pay or discharge amounts due from Dutch FleetCo to the Dutch FleetCo Secured Creditors in full for any reason, Dutch FleetCo will have no liability to pay or otherwise make good any such insufficiency except to the extent that the corresponding claim results from gross negligence or wilful misconduct of Dutch FleetCo or the breach of an obligation of Dutch FleetCo or any of its agents the performance of which is essential to the proper performance of this Agreement and the compliance with which the Parties could be expected to rely upon; and

33.1.5
the obligations of Dutch FleetCo hereunder will be the limited recourse obligations of Dutch FleetCo payable solely in accordance with the Transaction Documents and no Party shall have any recourse to any of the directors, officers, employees, shareholders or Affiliates of Dutch FleetCo with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby.

34.	NON‑PETITION

34.1
Each Party hereto hereby unconditionally and irrevocably agrees with and acknowledges that until the expiry of twenty‑four (24) months and one (1) day after the termination of this Agreement and any other Transaction Documents to which Dutch FleetCo is a party:

34.1.1
subject to sub‑clause 33.1.1, it shall not have the right to take or join any person in taking any steps against Dutch FleetCo for the purpose of obtaining payment of any amount due from Dutch FleetCo or in connection with the commencement of legal proceedings (howsoever described) to recover any amount owed to it by Dutch FleetCo under this Agreement or any other Transaction Documents to which Dutch FleetCo is party (other than serving a written demand on Dutch FleetCo for payment subject to the terms of this Agreement or any other

39

Transaction Documents to which Dutch FleetCo is a party and solely for the purpose of avoiding forfeiture of right);

34.1.2	neither it nor any person on its behalf shall be entitled to initiate or join any person in initiating any Insolvency Proceedings against Dutch FleetCo); and

34.1.3	it shall not take any step in connection with the appointment of an insolvency officer or any similar officer in relation to Dutch FleetCo or any of its assets whatsoever.

35.	NO WAIVER
No failure to exercise or any delay in exercising, on the part of the Lessor or the FleetCo Security Agent, any right or remedy provided under this Agreement shall operate as a waiver, nor shall any single or partial exercise of a right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement may be exercised as often as necessary, are cumulative and not exclusive of any rights or remedies provided by law and may be waived only in writing and specifically.

36.	CONTRADICTORY INSTRUCTIONS
If the Lessee receives contradictory instructions, information or other matter from the Lessor and the FleetCo Security Agent, it shall notify them and the Transaction Agent of the contradiction. Following a FleetCo Event of Default, the instructions of the FleetCo Security Agent shall prevail.

37.	ASSIGNMENT AND SECURITY
The Lessee and the Lessor may not assign or transfer or purport to assign or transfer any right or obligation under this Agreement without the written consent of the FleetCo Security Agent, save that the Lessor may enter into an assignment by way of security or grant a right of pledge over, amongst other things, certain of the Lessor's rights, title and interest in and under this Agreement pursuant to or as contemplated in the relevant Transaction Document.

38.	OBLIGATIONS AS CORPORATE OBLIGATIONS

38.1	No recourse against shareholders and others
No party shall have any recourse against nor shall any personal liability attach to any shareholder, officer, agent, employee or director of the Lessor or the Lessee in his capacity as such, by any proceedings or otherwise, in respect of any obligation, covenant or agreement of the Lessor or the Lessee contained in this Agreement.

38.2	No liability for obligations of the Lessor
The Lessee shall not have any liability for the obligations of the Lessor under the Transaction Documents to which the Lessee is a party solely by reason of this Agreement and nothing in this Agreement shall constitute the giving of a guarantee, an indemnity

40

or the assumption of a similar obligation by any of such other parties in respect of the performance by the Lessor of such obligations.

39.	FLEETCO SECURITY AGENT HAS NO RESPONSIBILITY
The FleetCo Security Agent shall not have any responsibility for any of the obligations of the other Parties and the other Parties acknowledge that the FleetCo Security Agent has no such responsibility and that the FleetCo Security Agent is entitled to the protections contained in and on the terms set out in this Agreement. The FleetCo Security Agent hereby declares that it accepts the rights and benefits in its favour set out in this Agreement. The Parties acknowledge that, by declaring that it accepts the above mentioned rights and benefits under this Agreement, the FleetCo Security Agent shall have no liabilities to, and will not assume or have any obligations of, any other Party to this Agreement.

40.	TIME OF THE ESSENCE
Subject to any grace periods provided hereunder, time shall be of the essence of this Agreement as regards any time, date or period, whether as originally agreed or altered by agreement between all the parties (and, where required, with consent) or in any other manner provided in this Agreement, for the performance of the Lessee of its obligations under this Agreement.

41.	VARIATION OF AGREEMENT
A variation of this Agreement (including this Clause) is valid only if made in writing and signed by or on behalf of each party hereto.

42.	CONFIDENTIALITY

42.1	Confidentiality of information
Subject to the provisions of Clause 42.2 (Disapplication of confidentiality provisions) each party hereto agrees that it shall keep all Confidential Information confidential and it shall not disclose any such information to any person whatsoever.

42.2	Disapplication of confidentiality provisions
The parties hereto shall use all reasonable endeavours to prevent any disclosure referred to in Clause 42.1 (Confidentiality of information) provided however that the provisions of Clause 42.1 (Confidentiality of information) shall not apply:

42.2.1	to the disclosure of any information insofar as such disclosure is expressly permitted by any Transaction Document;

42.2.2	to the disclosure of any information to the Central Servicer to enable it to update the Approved Model from time to time;

42.2.3	to the disclosure of any information already known to the recipient otherwise than as a result of entering into this Agreement and any of the relevant Transaction Documents;

41

42.2.4	to the disclosure of any information with the consent of the Lessor or the Lessee;

42.2.5	to the disclosure of any information which is or becomes public knowledge otherwise than as a result of the conduct of the recipient;

42.2.6
to the extent that the recipient is required or requested to disclose the same by any court of a competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

42.2.7
to the extent that the recipient needs to disclose the same for the negotiation, exercise, protection or enforcement of any of its rights under any of the Vehicle Manufacturer Agreements or Vehicle Dealer Agreements or Transaction Documents or for the purpose of discharging their duties or obligations under or in connection with the relevant Transaction Documents executed by the FleetCo Security Agent, to such persons as require to be informed of such information for such purposes or in connection with transferring or purporting to transfer their rights and obligations to a successor party or trustee;

42.2.8
to the extent that the recipient is required for operational reasons to disclose the same to any of its employees, provided that, before any such disclosure, such party shall make the relevant employees aware of its obligations of confidentiality under this Agreement and shall at all times procure compliance with such obligations by such employees; or

42.2.9	to the disclosure of any information to the FleetCo Security Agent, their professional advisers and the Rating Agencies (if any) respectively who receive the same under a duty of confidentiality.

43.	AMENDMENT
This Agreement shall not be amended without the prior consent of the Parties hereto.

44.	GOVERNING LAW
This Agreement and all non‑contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, the laws of The Netherlands.
If a party to this Agreement is represented by (an) attorney(s) in connection with the execution of this Agreement or any agreement or document pursuant hereto, and the relevant power of attorney is expressed to be governed by Dutch law, such choice of law is hereby accepted by the other parties to this Agreement, in accordance with Article 14 of the Hague Convention on the Law Applicable to Agency of 14 March 1978.

45.	JURISDICTION

45.1
With respect to any suit, action, Dispute or Proceedings relating to this Agreement, each party irrevocably submits to the exclusive competent jurisdiction of the competent court of Amsterdam, The Netherlands and agrees that the competent courts of Amsterdam,

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The Netherlands are the most appropriate and convenient courts to settle any suit, action, Dispute or Proceedings and accordingly neither party will argue to the contrary.

45.2
Clause 45.1 above is for the benefit of the Lessor only. As a result, the Lessor shall not be prevented from taking Proceedings relating to any suit, action, Dispute or Proceedings in any other courts with jurisdiction. To the extent permitted by law, the Lessor may take concurrent proceedings in any number of jurisdictions.

46.	RESCISSION OR NULLIFICATION OF THIS AGREEMENT
To the fullest extent possible each party to this Agreement waives any right it may have to rescind (ontbinden) or nullify (vernietigen) or request the rescission or nullification of, this Agreement.

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Schedule 1
FORM OF PURCHASE OFFER AND LEASE REQUEST
From:    Avis Budget Autoverhuur B.V. ("Dutch Opco")
[if represented by a third party, insert: represented by [insert name] on the basis of a power of attorney dated [insert date]]
To:    FinCar Fleet B.V. ("Dutch FleetCo")
[if represented by a third party, insert: represented by [insert name] on the basis of a power of attorney dated [insert date]]
Copy to: Crédit Agricole Corporate and Investment Bank (as "FleetCo Security Agent" and as "Transaction Agent"), 9 quai du Président Paul Doumer, 92920 Paris, La Défense Cadex, France.
Dear Sirs,

1.
Reference is made to the Master Dutch Fleet Purchase Agreement dated the Dutch Accession Date (as amended, restated or modified from time to time) entered into between, inter alios, Dutch FleetCo and Dutch Opco (the "Master Dutch Fleet Purchase Agreement") as well as to the Master Dutch Fleet Lease Agreement dated the Dutch Accession Date (as amended, restated or modified from time to time) and entered into between, inter alios, Dutch FleetCo and Dutch Opco (the "Master Dutch Fleet Lease Agreement").

2.	Terms not defined herein shall have the same meanings ascribed to them in the Master Dutch Fleet Purchase Agreement or the Master Dutch Fleet Lease Agreement, as applicable.

3.	This document constitutes a Purchase Offer and Lease Request within the terms of the Master Dutch Fleet Purchase Agreement and the Master Dutch Fleet Lease Agreement.

4.	Purchase and Transfer of Title

4.1
We herewith submit to Dutch FleetCo a Purchase Offer and Lease Request for Dutch FleetCo to purchase certain vehicles (together with all Related Rights to the extent that such Related Right qualifies as an independently transferable claim (zelfstandig overdraagbaar vorderingsrecht)) specified in Annex 1 (Details of Vehicles) to this Purchase Offer and Lease Request, in each case at the applicable Dutch Onward Purchase Price specified herein. Details of the account(s) into which the applicable Dutch Onward Purchase Price payable for the Vehicles specified in Annex 1 (Details of Vehicles) hereto (together with all Related Rights) shall be paid as set out in Annex 2 (Payment Account Details) hereto.

4.2	We hereby agree that, in respect of any Vehicle specified in Annex 1 (Details of Vehicles) (and all Related Rights) and as of the [date hereof]:

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4.2.1
any Vehicle specified in Annex 1 (Details of Vehicles) which has been brought in our control by the Vehicle Manufacturer or Vehicle Dealer, will be held by us for your benefit in accordance with article 3:91 of the DCC and we shall be the immediate holder (onmiddellijk houder) or, in the case of Vehicles in respect of which we are not the immediate holder, as indirect holder (middellijk houder) of the relevant Vehicles for you;

4.2.2
in relation to any Vehicle specified in Annex 1 (Details of Vehicles) which is subject to a retention of title (eigendomsvoorbehoud) of the relevant Vehicle Manufacturer or Vehicle Dealer under the relevant Vehicle Manufacturer Agreement or Vehicle Dealer Agreement, we will hold the relevant Vehicles for such Vehicle Manufacturer or Vehicle Dealer until the retention of title no longer applies and thereafter we will hold such Vehicle for your benefit;

4.2.3
we shall be obliged to surrender (teruggeven) such Vehicles to you upon your demand, in each case only without undue delay (onmiddellijk) upon expiry of any lease agreement relating to the relevant Vehicles then having been made with third parties in the ordinary course of our business;

4.2.4
we hereby assign (cederen) by way of undisclosed assignment (stille cessie) to you any Related Rights pertaining to the Vehicles specified in Annex 1 (Details of Vehicle) to the extent that such Related Right qualifies as an independently transferable claim (zelfstandig overdraagbaar vorderingsrecht); and

4.2.5
subject to clause 8, we shall register, or procure registration of, this Purchase Offer and Lease Request with the relevant tax authorities (Belastingdienst) by way of a letter in the form of Annex 3 (Registration Letter) and shall send evidence thereof, or procure that evidence is sent, to you as soon as practicable thereof.

5.	Lease Request pursuant to Master Dutch Fleet Lease Agreement
We herewith offer to you to lease to us in accordance with the terms of the Master Dutch Fleet Lease Agreement the Vehicles purchased according to this Purchase Offer and Lease Request as further specified in Annex 1 (Details of Vehicles) hereto.

6.
We hereby confirm that each of the representations and warranties set out in clause 9 (Representations by Dutch Opco) of the Master Dutch Fleet Purchase Agreement is or (as the case may be) remains true and correct at the date hereof by reference to the facts and circumstances currently subsisting.

7.
We hereby confirm that each of the conditions precedent to lease set out in clause 6.1 (Conditions to Lease) of the Master Dutch Fleet Lease Agreement is satisfied or will be satisfied on the Lease Commencement Date. [If some conditions precedent are waived, certify this is the case.]

8.
If Dutch FleetCo wishes to accept this Purchase Offer and Lease Request, please sign, date and return the enclosed copy of this Purchase Offer and Lease Request to [Louis Armstrongweg 4, 1311 RK Almere, The Netherlands] (Attention: [Fleet Accounting Department]) by way of Dutch FleetCo's acknowledgement and acceptance of this

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Purchase Offer and Lease Request, which signed acknowledgement and acceptance shall constitute the Purchase and Lease Confirmation.

9.	The Purchase and Lease Confirmation shall constitute:

9.1
an agreement relating to the purchase of the vehicles and Related Right to the extent that such Related Right qualifies as an independently transferable claim (zelfstandig overdraagbaar vorderingsrecht); and

9.2
an agreement in respect of a lease of Vehicles to Dutch Opco according to the terms of the Master Dutch Fleet Lease Agreement in respect of such Vehicles purchased by Dutch FleetCo according to the Master Dutch Fleet Purchase Agreement.

10.
On receipt of such Purchase and Lease Confirmation, such Purchase and Lease Confirmation, together with this Purchase Offer and Lease Request shall constitute the Individual Purchase and Lease Agreement relating to the Vehicles specified in Annex 1 (Details of Vehicles) hereto.

11.	This letter and all non‑contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, the laws of The Netherlands.

12.	Exclusive place of jurisdiction is the competent court of Amsterdam, The Netherlands.
Yours faithfully
AVIS BUDGET AUTOVERHUUR B.V.
[if represented by a third party, insert: represented by [insert name] on the basis of a power of attorney dated [insert date]]

By:	By:

[ON COPY]
*********************************************************************
We hereby acknowledge and accept the terms of the Purchase Offer and Lease Request set out above and in Annex 1 (Details of Vehicles) hereto in relation to the Vehicles referred to therein and accept to acquire all of Dutch Opco's existing and future rights and title to the Vehicles, as set out above and to lease the Vehicles to Dutch Opco according to the terms of the Master Dutch Fleet Lease Agreement.

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FINCAR FLEET B.V.
[if represented by a third party, insert: represented by [insert name] on the basis of a power of attorney dated [insert date]]

By:	By:

Place/Date:    [•]

Copy to:	Avis Europe plc, Avis Budget House, Park Road, Bracknell, Berkshire RG12 2EW, United Kingdom.
FleetCo Security Agent and Transaction Agent, 9 quai du Président Paul Doumer, 92920 Paris, La Défense Cadex, France.

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Annex 1
PART 1
DETAILS OF VEHICLES

1.	Name/Address of Vehicle Manufacturer / Vehicle Dealer
[•]

2.	Vehicle model and year
[•]

3.	Number of vehicles
[•]

4.	Vehicle Manufacturer Agreement or Vehicle Dealer Agreement pursuant to which Vehicle or Dutch Opco Existing Fleet Vehicle was purchased by Dutch Opco
[•]

5.	Vehicle Identification Number
[•]

6.	Dutch Onward Purchase Price
[•]

7.	Due date for payment of Dutch Onward Purchase Price
[•]

8.	Expected date of delivery (if applicable)
[•]

9.	Dutch Initial Purchase Price
[•]

10.	Vehicle Manufacturer Repurchase Price
[•]

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PART 2
LEASE REQUEST

1.	Dutch Onward Purchase Price
[•]

2.	Lease Commencement Date
[•]

3.	Programme/Non‑Programme Vehicle
[•]

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ANNEX 2
PAYMENT ACCOUNT DETAILS
[Insert account details of the Vehicle Manufacturers and Vehicle Dealers]

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ANNEX 3
REGISTRATION LETTER
[BRIEF/FAX PAPIER VAN OPCO]

[DATUM INVULLEN]

Belastingsdienst Rotterdam
t.a.v. Registratieteam
Laan op Zuid 45
3072 DB Rotterdam

Aanbieding akte ter registratie
Hierbij biedt ondergetekende ter registratie aan:

•
Purchase Offer and Lease Request gedateerd [DATUM INVULLEN] met betrekking tot onder meer een Master Dutch Fleet Purchase Agreement tussen FinCar Fleet B.V. and Avis Budget Autoverhuur B.V. gedateerd 21 mei 2014, zoals van tijd tot tijd herzien.

AVIS BUDGET AUTOVERHUUR B.V.

Bijlagen

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SCHEDULE 2
CONDITION PRECEDENT DOCUMENTS

1.	A copy certified by a legal representative of the Lessee to be a true, complete and up‑to‑date copy, of the constitutional documents of the Lessee.

2.	A copy certified by an officer of the Lessee to be a true copy, and being in full force and effect:

2.1.1	approving the transactions contemplated by this Agreement; and

2.1.2
authorising a person or persons to sign and deliver on behalf of the Lessee this Agreement, any Purchase Offer and Lease Request, any sub‑power of attorney and any notices or other documents to be given pursuant thereto.

3.
A copy certified by an officer of the Lessee to be a correct and complete copy of a written power of attorney, authorising a person or persons to sign and deliver on behalf of the Lessee this Agreement, any Purchase Offer and Lease Request and any notices or other documents to be given pursuant thereto.

4.	Specimen signatures, authenticated by a legal representative of the Lessee of each of the authorised signatories referred to in paragraph 3.1.2 and 4 above.

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EXECUTION PAGE
DUTCH MASTER LEASE AGREEMENT
Lessor

Lessor FINCAR FLEET B.V.
By:	/s/ PD HAVERKAMP-IDEMA
Name:	PD HAVERKAMP-IDEMA
Title:	Managing Director A

By:	/s/ JJ VAN GINKEL
Name:	JJ VAN GINKEL
Title:	Director B

Lessee AVIS BUDGET AUTOVERHUUR B.V.
By:	/s/ ERIC LEPLEUX
Name:	ERIC LEPLEUX
Title:	MANAGING DIRECTOR

FleetCo Security Agent CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK
By:	/s/ EDITH LUSSON
Name:	EDITH LUSSON
Title:	ATTORNEY

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